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                                                                    EXHIBIT 10.7

                      OPTION AGREEMENT TO PURCHASE STOCK

This Agreement is made between the parties effective March 30, 1999.

Internet Law Library, Inc., SELLER, and, Jonathan Gilchrist, PURCHASER, agree:

In consideration of the following terms, PURCHASER, who is a consultant of Internet Law Library, Inc., or of its subsidiary, National Law Library, Inc., has the right to purchase from SELLER, all or any part of the shares described below of Common stock issued by Internet Law Library, Inc. from the effective date of this agreement for a period of five years, through March 30, 2004.

  1. Payment by Purchaser to Seller of the sum of $450,000 (Four Hundred Fifty Thousand dollars), representing 450,000 shares at $1 per share, made by cash, certified funds, or wire transfer. The shares purchased are not registered with the United States Securities and Exchange Commission, nor with the Securities Commission of any state. Payment may also be made by election to have shares of stock, which otherwise would be issued on exercise of the option, withheld in payment of the exercise price.

  2. Consulting services provided in the past and to be provided in the future by PURCHASER to SELLER, the receipt of which is acknowledged, is further consideration for this transaction.

  3. PURCHASER represents that he is qualified to purchase these shares under the relevant rules and regulations of the United States Securities and Exchange Commission and the Securities Commission of any state that may have jurisdiction.

  4. PURCHASER further represents that he is not purchasing these shares with an intent to resell, nor will he take any actions that may result in his being considered an underwriter of the shares.

  5. No sale, transfer, or other disposition of this option may be made other than by the terms of this agreement, except if to a successor by merger or consolidation or to shareholders of a successor in interest.

  6. Prior to any transfer of these options, PURCHASER, will provide to SELLER, the issuer of the stock, a legal opinion, in a form acceptable to the counsel of the issuer, that the transfer will not result in the loss of exemptions from registration of the securities then claimed by issuer.

  7. Any stock issued under this option agreement will be subject to section 144 of the SEC Rules and will not be transferable for twelve months from the date of issuance of the stock certificate(s), unless to an underwriter for the purpose of exercising the option and making a public distribution of the underlying shares.

  8. SELLER agrees to notify PURCHASER at least ten days prior to any dissolution, liquidation, winding up, or takeover of the SELLER, stating the record date for any rights to be taken under this agreement.
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  9.  PURCHASER must exercise this option within five years after the effective date of this Option Agreement, or this option will become void if not exercised.

  10. PURCHASER further represents that he/she has had adequate opportunity to obtain any information relevant to the decision to purchase and has also had adequate opportunity to consult with advisors of his/her/its choice.

  11. Notices required to be delivered under this agreement are to be made to:

       SELLER:    Internet Law Library, Inc.
                  4301 Windfern Rd.
                  Houston TX 77041-8915

       PURCHASER: Jonathan Gilchrist
                  6524 San Felipe, Suite 252
                  Houston, Texas 77057

Dated and Effective March 30, 1999.


INTERNET LAW LIBRARY, INC., Seller


By  /s/ Hunter M.A. Carr
    -------------------------------------
        Hunter M.A. Carr

    /s/ Jonathan Gilchrist, Purchaser
    -------------------------------------
        Jonathan Gilchrist